Exhibit 23.4

CONSENT TO BE NAMED IN REGISTRATION STATEMENT

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Registration Statement on Form S-1 and the related prospectus that is a part thereof. We hereby further consent to the use in such Registration Statement and prospectus of information contained in our publication titled “Drilling and Production Outlook,” published in March 2018, our publication titled “Oilfield Market Report 2006—2018,” published in October 2017, and our publication titled “Global Directional Drilling,” published in the fourth quarter of 2017.

Spears & Associates, Inc.

/s/ Richard B Spears
Name:	Richard B Spears
Title:	Vice President

March 9, 2018